NEWS

FOR IMMEDIATE RELEASE	CONTACTS
June 28, 2010	Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Joins the Russell 3000® Index

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that its Class C Non-Voting Common Stock (NYSE: AGM) joined the Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 25, 2010.

Michael Gerber, President and CEO of Farmer Mac, said, “We are very pleased to be a member of the Russell 3000® Index this year.  We expect that being a part of the index will increase our exposure to the investment community and to potential new investors.”

Annual reconstitution of Russell’s U.S. indexes captures the largest U.S. stocks as of the end of May, ranking them by total market capitalization.  Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in either the large-cap Russell 1000® Index or small-cap Russell 2000® Index.  Of those two indexes, Farmer Mac is included in the Russell 2000® Index based on its market capitalization.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Additional information about Farmer Mac is available on its website at www.farmermac.com.